EXHIBIT 2.1

Note:  The following is the English translation set forth along side the German version of the Share Purchase Agreement.  The Agreement provides in Section 21.8 that the German version of the Agreement shall be the relevant version and that the English version serves as translation only.  CIRCOR International, Inc. agrees to provide to the Securities and Exchange Commission a complete copy of the Agreement including both German and English versions, upon request.

Roll of Deeds No. P 407/2015

Negotiated in this City of Cologne on 15 April 2015

Before the undersigned

DR. PETER SCHMITZ

NOTARY

with place of business in the City of Cologne

appeared:

1.	Mr. Dr. Arne Burmester, born on 12.10.1977, place of business CMS Hasche Sigle Stadthausbrücke 1-3, 20355 Hamburg, according to his own statement not acting for himself, but as authorized representative

a)	for CIRCOR German Holdings GmbH & Co. KG with place of business in Kornwestheim, Max-Planck-Straße 3, 70806 Kornwestheim, (hereinafter the "PURCHASER") by virtue of the certified power of attorney dated 03 April 2015, which was presented as original during this notarization and a certified copy of which is attached to this Deed;

b)	for CIRCOR International, Inc., a Delaware company, 30 Corporate Drive, Suite 200, Burlington, MA 010803, USA (hereinafter "Circor US") by virtue of the certified power of attorney dated 03 April 2015, which was presented as original during this notarization and a certified copy of which is attached to this Deed;

2.	Mr. Erdinc Unükür, born on 20.05.1986, place of business CMS Hasche Sigle, Im Zollhafen 18, 50678 Köln, according to his own statement not acting for himself, but as authorized representative for Mr. Dr. Malte Bruhns by virtue of today's certified power of attorney, whereas Mr. Dr. Malte Bruhns himself acting for Regeltechnik Kornwestheim GmbH, Max-Planck-Straße 3, 70806 Kornwestheim, (hereinafter the "New General Partner") by virtue of the certified power of attorney dated 10 April 2015; the afore-mentioned power of attorney of today's date was presented as original during this notarization and was attached as certified copy to this Deed;

3.	Mr. Rolf Schroeder, born on 21 September 1938, Florastraße 5, 51643 Gummersbach, according to his own statement acting

a) for himself (hereinafter the "Seller 1"); and

b)	as managing director with sole power of representation and being exempted from the restriction of section 181 BGB (German Civil Code)

aa)	of Schroedahl Holding GmbH with place of business in Reichshof, Schönenbacher Str. 4, 51580 Reichshof-Mittelagger (hereinafter the "General Partner"); and

bb)	of ARAPP Spezialarmaturen Gesellschaft mit beschränkter Haftung with place of business in Reichshof, Schönenbacher Str. 4, 51580 Reichshof-Mittelagger, (hereinafter "ARAPP GmbH").

4.	Mr. Klaus Michael Schroeder, born on 17 April 1963, Sonnenbergstraße 43 A, 51647 Gummersbach, according to his own statement acting for himself (hereinafter "Seller 2")

as well as

5.	Mr. Marc-Wilhelm Schroeder, born on 2 July 1968, Epelstraße 31, 51645 Gummersbach, according to his own statement acting

a) for himself (hereinafter the "Seller 3"); and

b)	as managing director with sole power of representation and being exempted from the restriction of section 181 BGB (German Civil Code)

aa)	of the General Partner; as well as

bb)	of ARAPP GmbH.

The person appearing on the 2nd part is personally known to the notary; all other persons appearing proved their identity by presenting valid photo identification. The persons appearing stated that they agreed to have copies of the identification papers taken to the notary's files.

The documents referred to as Schedules in this today's recording (cf. List of Schedules on pates 6 and 7) have been notarized in the name of the parties with Reference Deed no. L 330/2015 dated 15 April 2015 of the notary Leontin Schulte-Thoma, City of Cologne.

This Reference Deed is herewith approved by all parties.

According to section 13a BeurkG (German Authentication Act), the Reference Deed is herewith referred to. The Reference Deed's content, which was presented as original during this notarization, is known to the parties. The parties waive the right to have the Reference Deed read out to them. Also, the parties waive their right to have the Reference Deed attached as an annex to this today's Deed. The notary has instructed the parties that by referring to the Reference Deed its content will become integral part of this today's Agreement.

The persons appearing, acting as mentioned above, declared the following share purchase Agreement

pROJECT SNAP

between:

(1)	CIRCOR German Holdings GmbH & Co. KG, seated in Kornwestheim and with its registered place of business at Max-Planck-Straße 3, 70806 Kornwestheim, Germany, registered with the commercial register of the local court of Stuttgart under HRA 202877 (the "Purchaser"), represented by its sole general partner Circor German Holdings Management GmbH, seated in Kornwestheim and its registered place of business at Max-Planck-Straße 3, 70806 Kornwestheim, Germany, registered with the commercial register of the local court of Stuttgart under HRB 206465, represented by its managing director authorized to represent the company alone Mr. Peter Michael Laube;
(2)	Mr. Rolf Schroeder, born 21 September 1938, Florastraße 5, 51643 Gummersbach, Germany (the "Seller 1");
(3)	Mr. Klaus Michael Schroeder, born on 17 April 1963, Sonnenbergstraße 43 A, 51647 Gummersbach, Germany (the "Seller 2");
(4)	Mr. Marc-Wilhelm Schroeder, born on 2 July 1968, Epelstraße 31, 51645 Gummersbach, Germany (the "Seller 3");

with the participation of

(5)	CIRCOR International, Inc. a Delaware corporation, with its principal place of business at 30 Corporate Drive, Suite 200, Burlington, MA 01803, USA ("Circor US"), represented by [●];
(6)	Schroedahl Holding GmbH, a limited liability company, seated in Reichshof and with its registered place of business at Schönenbacher Straße 4, 51580 Reichshof-Mittelagger, Germany, registered with the commercial register of the local court of Siegburg under HRB 12826 (the "General Partner"), represented by its managing director Mr. Marc-Wilhelm Schroeder, who is authorized to represent the company alone and relieved from the restrictions on self-dealing pursuant to Sect. 181 German Civil Code (BGB);
(7)	Regeltechnik Kornwestheim GmbH, a limited liability company, seated in Kornwestheim and with its registered place of business at Max-Planck-Straße 3, 70806, Germany, registered with the commercial register of the local court of Stuttgart under HRB 206565 (the "New General Partner"), represented by its managing directors Peter Laube and Wayne F. Robbins, who hold sole power of representation); and
(8)	ARAPP Spezialarmaturen Gesellschaft mit beschränkter Haftung, seated in Reichshof with its registered place of business at Schönenbacher Straße 4, 51580 Reichshof-Mittelagger, Germany, registered with the commercial register of the local court of Siegburg under HRB 7457 ("ARAPP GmbH"), represented by its managing director Mr. Marc-Wilhelm Schroeder, who is authorized to represent the company alone and relieved from the restrictions on self-dealing pursuant to Sect. 181 German Civil Code (BGB),

(in this Agreement the Sellers 1 through 3 are collectively referred to as the "Sellers"; Circor US, the General Partner, the New General Partner and ARAPP GmbH are collectively referred to as the "Participants"; the Purchaser, each of the Sellers and each of the Participants are individually referred to as a "Party" and collectively as the "Parties").

LIST OF SCHEDULES*

*The Schedules listed above have been omitted from this filing. The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601 (b)(2) of Regulation S-K.

PREAMBLE

WHEREAS

the Purchaser is a German limited liability partnership (GmbH & Co. KG), registered with the commercial register of the local court (Amtsgericht) of Stuttgart under HRA 202877. All limited partners’ participations in Purchaser are indirectly owned by Circor US; Circor US is engaged in the business of acquiring, managing and operating various manufacturing companies in the energy, industrial, and aerospace sectors on a world wide basis.

WHEREAS

'Schroedahl-ARAPP Spezialarmaturen GmbH & Co. KG' ("ARAPP KG"), seated in Reichshof-Mittelagger and with its registered place of business at Schönenbacher Straße 4, D-51580 Reichshof-Mittelagger, Germany, is a German limited liability partnership, registered with the commercial register of the local court (Amtsgericht) of Siegburg under HRA 4045. Sellers 1 through 3 participate in ARAPP KG as follows:

•	Seller 1 is a limited partner (Kommanditist) in ARAPP KG with a registered contribution (Hafteinlage) in an amount of EUR 51,129.19 (equalling 10.42%) (such participation (Kommanditbeteiligung) the "Seller 1 ARAPP KG Share");
•	Seller 2 is a limited partner (Kommanditist) in ARAPP KG with a registered contribution (Hafteinlage) in an amount of EUR 44,738.04 (equalling 9.11%) (such participation (Kommanditbeteiligung) the "Seller 2 ARAPP KG Share"); and
•	Seller 3 is a limited partner (Kommanditist) in ARAPP KG with a registered contribution (Hafteinlage) in an amount of EUR 57,520.34 (equalling 11.72%) (such participation (Kommanditbeteiligung) the "Seller 3 ARAPP KG Share").

The Seller 1 ARAPP KG Share, the Seller 2 ARAPP KG Share and the Seller 3 ARAPP KG Share are collectively referred to in this Agreement as the "ARAPP KG Shares".

WHEREAS

ARAPP GmbH is a further limited partner (Kommanditist) in ARAPP KG with a registered contribution (Hafteinlage) in an amount of EUR 337,452.64 (equalling 68.75%) (the "ARAPP GmbH KG Share").

According to the list of shareholders dated 31 December 2012 the share capital of ARAPP GmbH amounts to EUR 1,200,000 and is divided into four shares which are held as follows:

•	Seller 2 holds shares nos. 3 and 1.2 with par values of EUR 420,000 and EUR 120,000 (the "Seller 2 ARAPP GmbH Shares"); and
•	Seller 3 holds shares nos. 2 and 1.1 with par values of EUR 540,000 and EUR 120,000 (the "Seller 3 ARAPP GmbH Shares").

The Seller 2 ARAPP GmbH Shares and the Seller 3 ARAPP GmbH Shares are collectively referred to in this Agreement as the "ARAPP GmbH Shares".

WHEREAS

the General Partner is the sole general partner of ARAPP KG, holding no participation in ARAPP KG.

WHEREAS

the New General Partner is selected by the Purchaser to replace the General Partner as sole general partner of ARAPP KG in the course of the Transaction.

WHEREAS

ARAPP GmbH is the sole shareholder of 'Schroedahl International Corporation', a Delaware Corporation, with its principal place of business at 2400 Augusta Drive, Suite 285, Houston, TX 77057, USA ("ARAPP US").

WHEREAS

the Purchaser is interested in

(i)	acquiring all ARAPP KG Shares from the Sellers;
(ii)	acquiring all ARAPP GmbH Shares from the Sellers 2 and 3; and

(iii) replacing the General Partner of the ARAPP KG by the New General Partner,

(the "Transaction").

NOW THEREFORE

the Sellers, the Purchaser and the Participants enter into this Agreement.

Section 1
DEFINITIONS

1.1	Capitalized Terms. All terms in small capitals used herein shall have the following meanings:
Schedules	Means all attachments to this Agreement
ARAPP Company	Shall mean either ARAPP KG, ARAPP GmbH or ARAPP US
ARAPP Companies	Shall mean collectively ARAPP KG, ARAPP GmbH and ARAPP US
ARAPP GmbH	ARAPP Spezialarmaturen Gesellschaft mit beschränkter Haftung, seated in Reichshof with its principal place of business at Schönenbacher Straße 4, 51580 Reichshof-Mittelagger, Germany, registered with the commercial register of the local court of Siegburg under HRB 7457
ARAPP GmbH Shares	as defined in the preamble
ARAPP GmbH 2013 Financials	The unaudited financial statements of ARAPP GmbH as of December 31, 2013
ARAPP GmbH 2014 Financials	The unaudited financial statements of ARAPP GmbH as of December 31, 2014
ARAPP GmbH Financials	The ARAPP GmbH 2013 Financials and the ARAPP GmbH 2014 Financials
ARAPP GmbH KG Shares	as defined in the preamble
ARAPP 2014 Financials	Shall mean collectively the ARAPP GmbH 2014 Financials, the ARAPP KG 2014 Financials, and the ARAPP US 2014 Financials
ARAPP KG	Schroedahl-ARAPP Spezialarmaturen GmbH & Co. KG, seated in Reichshof-Mittelagger and with its registered place of business at Schönenbacher Straße 4, 51580 Reichshof-Mittelagger, Germany, registered with the commercial register of the local court (Amtsgericht) of Siegburg under HRA 4045

ARAPP KG Shares	as defined in the preamble
ARAPP KG 2013 Financials	The audited financial statements of ARAPP KG as of December 31, 2013
ARAPP KG 2014 Financials	The audited financial statements of ARAPP KG as of December 31, 2014
ARAPP KG Financials	The ARAPP KG 2013 Financials and the ARAPP KG 2014 Financials
ARAPP Products	Shall have the meaning as defined in Section 9.4.7 of this Agreement
ARAPP US	Schroedahl International Corporation, a Delaware Corporation, with its principal place of business at 2400 Augusta Drive, Suite 285, Houston, TX 77057, USA
ARAPP US 2013 Financials	The unaudited financial statements of ARAPP US as of December 31, 2013
ARAPP US 2014 Financials	The draft financial statements of ARAPP US as of December 31, 2014
ARAPP US Financials	The ARAPP US 2013 Financials and the ARAPP US 2014 Financials
Banking Day	Shall mean any day (except Saturdays and Sundays) on which commercial banks in Frankfurt/Main, Germany, are allowed to be open for business
Participants	Collectively, Circor US, the General Partner, the New General Partner and ARAPP GmbH
BGB	German Civil Code (Bürgerliches Gesetzbuch)
Cap	Shall have the meaning as defined in Section 14.5 of this Agreement
Circor US	CIRCOR International, Inc. a Delaware corporation, with its principal place of business at 30 Corporate Drive, suite 200, Burlington, MA 01803, USA
Closing Actions	Shall have the meaning as defined in Section 7.1 of this Agreement
Closing Date	Shall have the meaning as defined in Section 7.1 of this Agreement
De Minimis Amount	Shall have the meaning as defined in Section 14.4.1 of this Agreement

Threshold Amount	Shall have the meaning as defined in Section 14.4.2 of this Agreement
Proprietary Information	Shall have the meaning as defined in Section 17.2 of this Agreement
Real Property	Shall have the meaning as defined in Section 9.6.1 of this Agreement
Information Technology	Shall have the meaning as defined in Section 9.9.3 of this Agreement
Restricted Period	Shall have the meaning as defined in Section 15.1 of this Agreement
Purchaser	CIRCOR German Holdings GmbH & Co. KG, seated in Kornwestheim and with its registered place of business at Max-Planck-Straße 3, 70806 Kornwestheim, Germany, registered with the commercial register of the local court of Stuttgart under HRA 202877
Purchase Price	Shall have the meaning as defined in Section 5.4 of this Agreement
Purchase Price Calculation Chart	Shall have the meaning as defined in Section 5.6 of this Agreement
Knowledge	Means as to any person, the actual awareness (positive Kenntnis) or non-awareness due to gross negligence (grob fahrlässige Nichtkenntnis) of the fact, event or circumstance at issue
Sellers' Knowledge	Means any Knowledge of any Seller and of any relative (Angehöriger) as defined in Section 15 of the German Tax Code (Abgabenordnung) of a Seller; it is deemd to be non-awareness due to gross negligence if awareness of the fact, event or circumstance could have been obtained after due inquiry of Messrs. Klaus Fellenberg (QM), Rolf-Dieter Mühlberg (Controller) or Reinhard Gösselkeheld (Head of sales).
General Partner	Schroedahl Holding GmbH, a limited liability company, seated in Reichshof and with its registered place of business at Schönenbacher Straße 4, 51580 Reichshof-Mittelagger, Germany, registered with the commercial register of the local court of Siegburg under HRB 12826

KS Agreement	Shall have the meaning as defined in Section 7.1.3 of this Agreement
Leakage	Shall have the meaning as defined in Section 8.2 of this Agreement
Locked Box Date	December 31, 2014, 24:00hrs (Central European Time)
Locked Box Interest	Shall have the meaning as defined in Section 5.3 of this Agreement
MK Immobilien GbR	Shall have the meaning as defined in Section 6.3.1 of this Agreement
MS Agreement	Shall have the meaning as defined in Section 7.1.8 of this Agreement
New General Partner	Regeltechnik Kornwestheim GmbH, a limited liability company, seated in Kornwestheim and with its registered place of business at Max-Planck-Straße 3, 70806 Kornwestheim, Germany, registered with the commercial register of the local court of Stuttgart under HRB 206565
Party	Individually, each of the Sellers, the Purchaser or the Participants
Parties	Collectively, the Sellers, the Purchaser and the Participants
RS Agreement	Shall have the meaning as defined in Section 7.1.2 of this Agreement
Damages	Shall have the meaning as defined in Section 10.1 of this Agreement
Tax Returns	Shall have the meaning as defined in Section 9.14.1 of this Agreement
Taxes	Shall have the meaning as defined in Section 9.14.3 of this Agreement
Transaction	as defined in the preamble
Environmental Damage	Shall have the meaning as defined in Section 13.3 of this Agreement
Affiliate(s)	Shall have the meaning as set forth in Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)
Sellers	Shall mean collectively Seller 1, Seller 2 and Seller 3

Seller 1	Mr. Rolf Schroeder Florastraße 5, 51643 Gummersbach, Germany
Seller 1 ARAPP KG Share	as defined in the preamble
Seller 2	Mr. Klaus Michael Schroeder Sonnenbergstraße 43 A, 51647 Gummersbach, Germany
Seller 2 ARAPP GmbH Shares	as defined in the preamble
Seller 2 ARAPP KG Share	as defined in the preamble
Seller 3	Mr. Marc-Wilhelm Schroeder Epelstraße 31, 51645 Gummersbach, Germany
Seller 3 ARAPP GmbH Shares	as defined in the preamble
Seller 3 ARAPP KG Share	as defined in the preamble
Sellers' Bank Accounts	Shall have the meaning as defined in Section 5.6 of this Agreement
Seller's Bank Account	Shall have the meaning as defined in Section 5.6 of this Agreement
Sellers' Representative	Shall have the meaning as defined in Section 18.1 of this Agreement
Breach	Shall have the meaning as defined in Section 10.1 of this Agreement
Agreement	This share purchase agreement including its Schedules
Material Agreements	Shall have the meaning as defined in Section 9.8.1 of this Agreement
Competing Activities	Shall have the meaning as defined in Section 15.1.1 of this Agreement
Payment Confirmations	Shall have the meaning as defined in Section 5.7 of this Agreement
Permitted Payments	Shall have the meaning as defined in Section 8.3 of this Agreement

1.2	Rules of Interpretation. The following rules of interpretation shall apply to this Agreement:
1.2.1	the singular includes the plural and the plural includes the singular;
1.2.2	"include" and "including" are not limiting;
1.2.3	a reference to any agreement or other contract includes such agreement or contract as the same may be amended, supplemented or otherwise modified in accordance with its terms;

1.2.4	except as otherwise expressly stated, a reference to a law includes any past or future amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefore;
1.2.5	words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the Agreement and not to any particular section or subsection thereof.

Section 2
SALE AND PURCHASE

2.1	Sale and purchase of ARAPP GmbH Shares. Upon the terms and conditions of this Agreement
2.1.1	Seller 2 hereby sells (verkauft) to the Purchaser who hereby buys (kauft) from Seller 2 the Seller 2 ARAPP GmbH Shares, as defined and specified in the preamble; and
2.1.2	Seller 3 hereby sells (verkauft) to the Purchaser who hereby buys (kauft) from Seller 3 the Seller 3 ARAPP GmbH Shares, as defined and specified in the preamble.
2.2	Sale and purchase of ARAPP KG Shares. Upon the terms and conditions of this Agreement
2.2.1	Seller 1 hereby sells (verkaufen) to the Purchaser who hereby buys (kauft) from Seller 1 the Seller 1 ARAPP KG Share, as defined and specified in the preamble;
2.2.2	Seller 2 hereby sells (verkaufen) to the Purchaser who hereby buys (kauft) from Seller 2 the Seller 2 ARAPP KG Share, as defined and specified in the preamble; and

2.2.3             Seller 3 hereby sells (verkaufen) to the Purchaser who hereby buys (kauft) from Seller 3 the Seller 3 ARAPP KG Share, as defined and specified in the preamble.

2.3	Ancillary Rights. The sale and transfer of the ARAPP GmbH Shares and the ARAPP KG Shares shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed but distributable profits and the balances on the capital accounts of ARAPP KG (unless otherwise stated herein).

Section 3
TRANSFERS OF SHARES

3.1	Transfer of ARAPP GmbH Shares. The Sellers 2 and 3 herewith assign the ARAPP GmbH Shares to the Purchaser who herewith accepts such assignment; the assignment shall be subject to (aufschiebend bedingt) the payment of the Purchase Price.
3.2	Transfer of ARAPP KG Shares. The Sellers herewith assign the ARAPP KG Shares to the Purchaser who herewith accepts such assignment; the assignment shall be subject to (aufschiebend bedingt) the payment of the Purchase Price and the registration of the Purchaser as legal successor by way of special legal succession (Sonderrechtsnachfolge) of the Sellers in respect of all ARAPP KG Shares with the commercial register.

Section 4
EXCHANGE OF THE GENERAL PARTNER

4.1	Joining of the new general partner. The Parties agree and the new general partner hereby irrevocably declares that the new general partner joins ARAPP KG as general partner subject to (aufschiebend bedingt) the payment of the purchase price in full. The new general partner shall not make a contribution to ARAPP KG and shall not hold an interest in ARAPP KG´s capital. The new general partner is hereby released from the restrictions to compete pursuant to Section 112 HGB.
4.2	Leaving of the general partner. The parties further agree and the general partner hereby irrevocably declares that the general partner leaves ARAPP KG as general partner subject only to the new general partner joining ARAPP KG as general partner. The general partner shall not be granted any compensation by ARAPP KG, the new general partner or the purchaser from ARAPP KG´s assets and the general partner hereby entirely waives its entitlement to compensation pursuant to Section 738 (1) sentence 2 BGB.
4.3	Commercial Register Application. The parties agree that the entry of the new general partner and the withdrawal of the general partner as general partner of ARAPP KG shall be registered in the required form with the commercial register without undue delay after the payment of the purchase price in full. The parties shall deliver the respective application for registration with the commercial register, a draft of which is attached hereto as Schedule 4.3, signed by the competent declarants and notarially certified to the custody of the acting notary without undue delay after the notarization of this agreement. The parties hereby irrevocably instruct and commission the acting notary to submit the application for registration with the commercial register to the commercial register without undue delay after the acting notary has received the Payment Confirmations.

Section 5
PURCHASE PRICE

5.1	Purchase Price for ARAPP GmbH Shares. The purchase price for the ARAPP GmbH Shares shall be EUR 87.198.117,96 (in words: EURO eightyseven million one hundred ninety eight thousand one hundred seventeen and ninety six Cents).
5.2	Purchase Price for ARAPP KG Shares. The purchase price for the ARAPP KG Shares shall be EUR 20.785.144,27 (in words: EURO twenty million seven hundred eighty five thousand one hundred forty four and twenty seven Cents).
5.3	Locked Box Interest. In addition to the purchase prices set forth above, the Purchaser shall pay interest on uch purchase prices for the time between the Locked Box Date and today's date at a rate of 5% p.a. (the "Locked Box Interest").
5.4	Aggregate Purchase Price. The aggregate purchase price for both the ARAPP GmbH Shares and the ARAPP KG Shares as well as the Locked Box Interest, thus, amounts to EUR 109,536,446.14 (in words: EURO one hundred nine million five hundred six thousand four hundred forty six and fourteen Cents) (the "Purchase Price").
5.5	Calculation of Purchase Price. The details of the Purchase Price calculation and its allocation among the Sellers are set forth in the purchase price calculation chart (the "Purchase Price Calculation Chart") attached hereto as Schedule 5.5, which is herewith accepted by the Parties as binding among them. For the avoidance of doubt it is agreed:
5.5.1	For purposes of the cash-free / debt-free calculation the intra group claim of ARAPP GmbH vis-á-vis ARAPP KG is treated as "cash" (line item 36).
5.5.2	As the received prepayments (line item 32) were predominantly used to purchase order-related inventory, these payments are not treated as "debt" for purposes of the cash-free / debt-free calculation.
5.5.3	For purposes of the cash-free / debt-free calculation tax receivables are treated as "cash" (line item 35).
5.5.4	Amounts of EUR 200,000 (ARAPP KG) and EUR 800,000 (ARAPP US) are treated as "cash" (line items 39 and 41.)
5.5.5	The Other Accruals are not treated as "debt" (line item 55).
5.6	Payment of the Purchase Price. The Purchase Price is due today and payable by the Purchaser to the Sellers by remittance to the following bank accounts in accordance with the Purchase Price Calculation Chart as follows:
5.6.1	Seller 1 shall receive an amount of EUR 6,807,960.70 (in words: EURO six million eight hundred thousand seven thousand nine hundred sixty and seventy Cents)

Account Holder: Rolf Schroeder;

IBAN:

5.6.2	Seller 2 shall receive an amount of EUR 45,881,120.43 (in words: EURO forty five million eight hundred eighty one thousand one hundred twenty and forty three Cents)

Account Holder: Klaus Michael Schroeder;

IBAN:

5.6.3	Seller 3 shall receive an amount of EUR 56,847,365.02 (in words: EURO fifty six million eight hundred forty seven thousand three hundred sixty five and two Cents)

Account Holder: Marc-Wilhelm Schroeder;

IBAN:

(the bank accounts described in Sections 5.6.1 through Section 5.6.3 collectively the "Sellers' Bank Accounts" and each a "Seller's Bank Account").

5.7	Payment Confirmations. Each of the Sellers shall instruct the bank maintaining the respective Seller's Bank Account to confirm immediately upon receipt of payment of sums equal to the sums indicated in Section 5.6 such receipt by telefax (the "Payment Confirmations").

Section 6
PRE SIGNING ACTIVITIES

6.1	Pension Claims. The Sellers and ARAPP GmbH have dealt with respect to the various pension commitments given by ARAPP GmbH as follows:
6.1.1	The Seller 1 and ARAPP GmbH have entered on April 13, 2015 into an agreement according to which Seller 1 has exercised his lump sum payment option resulting from the pension commitment in favor of Seller 1 in consideration for the payment of an amount equaling the provision for such commitment in the ARAPP GmbH 2014 Financials. A copy of such agreement is attached hereto as Schedule 6.1.1. The amount payable to Seller 1 in accordance thereto has already been paid withholding;the wage withholding tax applying thereto.
6.1.2	Seller 2, ARAPP GmbH and MK Immobilien GbR have on April 13, 2015 entered into an agreement according to which MK Immobilien GbR has assumed (i) all liabilities of ARAPP GmbH vis-à-vis Seller 2 resulting from the pension commitment given in his favor and (ii) all claims vested in ARAPP GmbH resulting from the insurance coverage purchased therefor. A copy of such agreement is attached hereto as Schedule 6.1.2.

6.1.3	Seller 3 and ARAPP GmbH have on April 13, 2015 entered into an agreement according to which Seller 3 "as shareholder" has waived all of his claims against ARAPP GmbH resulting from the pension commitment given in his favor against assignment of all claims vested in ARAPP GmbH resulting from the insurance coverage purchased therefor. A copy of such agreement is attached hereto as Schedule 6.1.3.
6.1.4	MK Immobilien GbR and ARAPP GmbH have on April 13, 2015 entered into an agreement according to which MK Immobilien GbR has assumed all liabilities of ARAPP GmbH resulting from its pension commitment given in favor of Mr. Ingo Schroeder on July 1, 1978 which entitles his widow Mrs. Edith Schroeder, and have undertaken to hold ARAPP GmbH harmless against any claims raised by Mrs. Edith Schroeder in consideration for the payment of an amount equaling the provision for such commitment in the ARAPP GmbH 2014 Financials. A copy of such agreement is attached hereto as Schedule 6.1.4.
6.2	Shareholders Claims. By way of a shareholders resolution dated as of April 13, 2015), the Sellers have contributed all their respective claims against ARAPP KG as of April 14, 2015, 24:00hrs including interest thereupon to the debtor company by way of a shareholders contribution (i.e. other payment into the company's equity pursuant to Section 272 (2)(4) German Commercial Code). A copy of such shareholders resolution is attached hereto as Schedule 6.2.
6.3	Real Estate. By way of notarial deeds dated April 14, 2015
6.3.1	ARAPP KG has sold its entire real estate to MK Immobilien GbR ("MK Immobilien GbR") at a purchase price of EUR 1,750,000.00; a copy of such deed is attached hereto as Schedule 6.3.1; and
6.3.2	ARAPP GmbH has sold its parking lot to MK Immobilien GbR at a purchase price of EUR 50,000.00; a copy of such deed is attached hereto as Schedule 6.3.2.

6.3.3             MK Immobilien GbR and ARAPP KG have concluded two notarially recorded lease agreements in relation to the real property acquired from both ARAPP KG and ARAPP GmbH on 14 April 2015; copies are attached hereto as Schedules  6.3.3 a and b.

6.4	Written Confirmations. Sellers 1 through 3 have obtained written confirmations by their respective spouses according to which the spouses grant their irrevocable and unconditional consent to the sale and transfer of the ARAPP KG Shares and the ARAPP GmbH Shares; copies are attached hereto as Schedules 6.4 a through c.
6.5	MRK Immobilien GmbH & Co. KG. Based on the agreement dated April 13, 2015,a copy of which is attached as Schedule 6.5 ARAPP GmbH has ceased to be a limited partner of MRK Immobilien GmbH & Co. KG (registered with the commercial register of the local court of Siegburg under HRA 5832.
6.6	Approvals. The shareholders of ARAPP GmbH have approved of the assignment of the ARAPP GmbH Shares by way of a shareholders’ resolution dated April 13, 2015; a copy of the shareholders’ resolution is attached hereto as Schedule 6.6.

6.7	Approvals. The shareholders of ARAPP KG have approved of the assignment of the ARAPP KG Shares by way of a shareholders’ resolution dated April 13, 2015; a copy of the shareholders’ resolution is attached hereto as Schedule 6.7.

Section 7
ACTIONS AT THE DAY OF NOTARIZATION

7.1	Closing Actions. At the date of today's notarization (the "Closing Date") the Parties shall perform, or ensure to be performed, the following actions (collectively the "Closing Actions") in the following order.
7.1.1	Seller 1 resigns as managing director of ARAPP GmbH and signs the resigning-from-office declaration, attached hereto as Schedule 7.1.1; Seller 3, as managing director of ARAPP GmbH signs notarially certified the according application to the commercial register.

7.1.2             ARAPP GmbH, represented by Sellers 2 and 3, and Seller 1 sign the agreement as attached hereto as Schedule  7.1.2 terminating the employment relationship of Seller 1 with ARAPP GmbH (the "RS Agreement").

7.1.3	ARAPP KG, Seller 2 and MK Immobilien GbR sign the agreement as attached hereto as Schedule 7.1.3 transferring the employment relationship of Seller 2 with ARAPP KG to MK Immobilien GbR (the "KS Agreement").
7.1.4	Seller 3 signs the written declaration attached hereto as Schedule 7.1.4 according to which he undertakes to take all necessary measures to transfer all domains registered in his name (cf. Schedule 9.9.1) to ARAPP KG against reimbursement of all cost in relation thereto.
7.1.5	The Sellers sign the confirmation and waiver declaration attached hereto as Schedule 7.1.5.
7.1.6	The Purchaser shall pay to the Sellers the Purchase Price as set forth in Section 5 of this Agreement.
7.1.7	The Parties shall obtain the Payment Confirmations.
7.1.8	The ARAPP KG and Seller 3 sign the managing director's agreement (the "MS Agreement"), as attached hereto as Schedule 7.1.8. The Seller 3 shall be appointed as managing director of the New General Partner with relief from the restrictions pursuant to § 181 Alt. 2 BGB.
7.1.9	The Purchaser, the Sellers, the General Partner, the New General Partner and ARAPP GmbH respectively sign (unterzeichnen) notarially certified the application to the commercial register regarding the transfer of the ARAPP KG Shares pursuant to Section 2.2 (cf. Schedule 4.3) and hereby irrevocably instruct and commission the acting notary to submit the application as provided in Section 4.3).

7.2	Withdrawal from Agreement. If the Closing Actions, including in particular the full payment of the Purchase Price, are not performed until the expiration of the second Banking Day after the date hereof or until the expiration of such other date as mutually agreed in writing between the Purchaser and the Sellers, each of the Purchaser and the Sellers shall be entitled to withdraw from this Agreement (Rücktritt) with effect for all other Parties without prior notice (ohne Einhaltung einer Frist). Neither the Sellers nor the Purchaser may withdraw from this Agreement if (i) they have/it has in bad faith (wider Treu und Glauben) prevented the performance of a Closing Action or (ii) the non-performance of a Closing Action is within their/its control. In case of a withdrawal the effectiveness of this Section 7.2, Section 17 (Confidentiality) and Section 21 (Miscellaneous) shall remain unaffected.

Section 8
LOCKED BOX PROCEDURE

8.1	General. Each Seller warrants and covenants to Purchaser that, between the Locked Box Date and the Closing Date, neither he nor any Affiliate of such Seller has benefited from any Leakage.
8.2	Leakage. "Leakage" shall mean
8.2.1	any dividend distribution whether actual or deemed by any ARAPP Company to the Sellers or any of their Affiliates (except resulting from sale of the Real Property as set forth in Sections 6.3.1 and 6.3.2);
8.2.2	any payments made by any ARAPP Company to the Sellers or any of their Affiliates in respect of any loan notes or other debt instruments issued by any ARAPP Company;
8.2.3	the waiver by any ARAPP Company of the benefit of any amount contractually or statutorily owed to that ARAPP Company by the Sellers or any of their Affiliates;
8.2.4	any other payment in cash or in kind made by any ARAPP Company to the Sellers or any of their Affiliates;

but, in each case, excluding any Permitted Payments.

8.3	Permitted Payments. "Permitted Payments" shall mean the payment or distribution (whether in cash or in kind) by any ARAPP Company to the Sellers or any of their Affiliates of the following:
8.3.1	all monies owed to the Sellers 1, 2 and 3 on the basis of the managing director or employment agreements in existence until today;
8.3.2	the payments to the Seller 1 and MK Immobilien GbR pursuant to the agreements referred to in Sections 6.1.1 and 6.1.4;

8.3.3	the real estate sales agreements set forth in Sections 6.3.1 and 6.3.2; and
8.3.4	all other monies payed to the Sellers 1, 2 and 3 as listed on the CF-DF Permitted Payments Schedule attached hereto as Schedule 8.3.4.
8.4	Obligation to repay. Each Seller undertakes to pay to Purchaser an amount equal to any Leakage he received in breach of Section 8.1.
8.5	Notice Requirement. Any Seller shall not be liable for any claim under Section 8.4 unless written notice has been given to such Seller (as appropriate) on or before the date which is 24 months following the Closing Date.

Section 9
REPRESENTATIONS OF THE SELLERS

General. Each of the Sellers hereby represents to Purchaser that the following statements are correct in each case as of the date of this Agreement (the Closing Date), unless it is specifically provided for that a representation shall be made as of a different date in which case the representation shall be made as of such different date; whereby it is understood by the Parties that (i) Sellers shall be liable for any breaches of the representations in this Section 9 irrespective of any fault of any Seller (verschuldensunabhängig) within the meaning of Section 311 BGB; (ii) Sellers' liability and its preclusion shall be subject to the modalities and limitations set forth in Section 10 and Section 14; and (iii) in view of these modalities and limitations the representations shall not constitute warranties of condition (Beschaffenheitsgarantien) within the meaning of Section 444 BGB but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

9.1	Power and Authority.
9.1.1	The Sellers 2 and 3 are the sole legal and beneficial owners of the ARAPP GmbH Shares, in respect of which they are unrestrictedly entitled to dispose of. The ARAPP GmbH Shares are not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement; or (ii) pending transfer or other disposition (Verfügung). The ARAPP GmbH Shares represent all outstanding shares in ARAPP GmbH.
9.1.2	The Sellers 2 and 3 may freely dispose of the ARAPP GmbH Shares and do not require any consent of a third party and a disposal does not result in any infringement of any third party right.
9.1.3	The Sellers are the sole legal and beneficial owners of the ARAPP KG Shares, in respect of which they are unrestrictedly entitled to dispose of. The ARAPP KG Shares are not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement; or (ii) pending transfer or other disposition (Verfügung).

9.1.4	The ARAPP KG Shares are all the shares in ARAPP KG owned by the Sellers and represent 31.25 % of all participations in ARAPP KG, with the balance owned by ARAPP GmbH.
9.1.5	The Sellers may freely dispose of the ARAPP KG Shares and do not require any consent of a third party and a disposal does not result in any infringement of any third party right.
9.1.6	Each Seller has the requisite power and authority to execute this Agreement and perform its obligations under and the transactions contemplated in this Agreement. The execution and consummation of this Agreement do not conflict with any other contractual or statutory obligations by which the Sellers are bound.

The representations in this Section 9.1 are given by the Sellers 1 through 3 only with respect to their respective parts of the ARAPP GmbH Shares and ARAPP KG Shares as described in the preamble.

9.2	Corporate Matters.
9.2.1	The statements made in the second through fourth and sixth recitals of the preamble are true and accurate in all respects.
9.2.2	ARAPP GmbH is a further limited partner (Kommanditist) in ARAPP KG with the ARAPP GmbH KG Share and is the sole owner of all shares or interest in ARAPP US and – after having ceased to be a limited partner in MRK Immobilien GmbH & Co. KG – does neither directly nor indirectly hold any shares or other ownership interests in any other company and is under no obligation to acquire any shareholdings or interests in other incorporated or unincorporated enterprises, parts of such shareholdings or interests or otherwise parts of business assets or business premises. The shares in ARAPP US have been validly issued in compliance with applicable law. ARAPP GmbH holds full and unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to the shares in ARAPP US.
9.2.3	ARAPP KG does neither directly nor indirectly hold any shares or other ownership interests in any company and is under no obligation to acquire any shareholdings or interests in other incorporated or unincorporated enterprises, parts of such shareholdings or interests or otherwise parts of business assets or business premises.
9.2.4	ARAPP US does neither directly nor indirectly hold any shares or other ownership interests in any company and is under no obligation to acquire any shareholdings or interests in other incorporated or unincorporated enterprises, parts of such shareholdings or interests or otherwise parts of business assets or business premises.
9.2.5	The ARAPP GmbH Shares, the ARAPP KG Shares and the shares in ARAPP US are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or hidden, directly or indirectly. The provisions of the German Commercial Code (HGB) and the German Limited Liability Company Act (GmbHG) in relation to capital increase or similar procedure affecting the limited liability capital (Stammkapital und Kommanditkapital), limited liability capital maintenance and profit distribution have been complied with. There are no obligations to make further contributions (keine Nachschusspflichten).
9.2.6	Attached as Schedule 9.2.6 is the latest version of ARAPP KG's partnership agreement dated October 20, 2009; it has not been further amended or supplemented.
9.2.7	Attached hereto as Schedule 9.2.7 is the latest version of ARAPP GmbH's articles of association dated October 20, 2009; they have not been further amended or supplemented.
9.2.8	Attached hereto as Schedule 9.2.8 is the latest version of ARAPP US's articles of association and by-laws; they have not been further amended or supplemented.
9.2.9	There are no partners' resolutions, shareholders' resolutions or other facts which require any registration in any public register or any public corporate records, in particular in the commercial register of ARAPP KG, ARAPP GmbH or ARAPP US that are not registered yet.
9.2.10	None of the ARAPP Companies is party to any enterprise agreement (Unternehmensvertrag) with any third party in the meaning of §§ 291, 292 of the German Stock Corporation Act (Aktiengesetz / AktG), such as domination and/or profit and loss transfer agreements, or to other agreements which grant a share in the ARAPP Companies' profit or a right with respect to the corporate governance to third parties, including typical or atypical silent participations (stille Gesellschaften), single-entity agreements (Organschaftsverträge), voting trust agreement (Stimmbindungsverträge), sub-participation agreements (Unterbeteiligungsverträge) or loans with profit participation (partiarische Darlehen). No participation rights (Genussrechte) have been granted.
9.3	Financial Statements and Accounting.
9.3.1	The financial statements of ARAPP GmbH as of December 31, 2013 (unaudited) (the "ARAPP GmbH 2013 Financials") and as of December 31, 2014 (unaudited) (the "ARAPP GmbH 2014 Financials") (collectively the "ARAPP GmbH Financials") comply in all material respects with applicable accounting principles and all applicable laws.
9.3.2	The audited financial statements of ARAPP KG as of December 31, 2013 (the "ARAPP KG 2013 Financials") and as of December 31, 2014 (the "ARAPP KG 2014 Financials") (collectively the "ARAPP KG Financials") comply in all material respects with applicable accounting principles and all applicable laws.

9.3.3	The unaudited financial statements of ARAPP US as of December 31, 2013 (the "ARAPP US 2013 Financials") and the draft financial statements of ARAPP US as of December 31, 2014 (the "ARAPP US 2014 Financials") (collectively the "ARAPP US Financials") comply in all material respects with applicable accounting principles and all applicable laws.
9.3.4	The ARAPP GmbH Financials and the ARAPP KG Financials were prepared using generally accepted German accounting principles, and the ARAPP US Financials were prepared using U.S. generally accepted accounting principles (U.S. GAAP); each including capitalization rights (Aktivierungswahlrechte) and valuation principles (Bewertungsgrundsätze) consistent with past accounting practices of the relevant ARAPP Company. They present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the relevant ARAPP Company as of their respective dates.
9.4	Business in General.
9.4.1	Since January 1, 2015 the ARAPP Companies have carried out their respective businesses in the ordinary course in accordance with past practice including with respect to the collection of accounts receivable, the purchase and disposal of inventory, the conclusion of agreements and the settlement of accounts payable. The Purchaser is aware of the acquisition of a production machinery at a price of approximately EUR 525,000.
9.4.2	Since January 1, 2015 there has not been any material change in the assets and liabilities, financial position or profits and losses (Vermögens-, Finanz- oder Ertragslage) of the ARAPP Companies.
9.4.3	Since January 1, 2015 there has not been any reorganization, increase or decrease of capital, restructuring of any ARAPP Company.
9.4.4	Schedule 9.4.4 sets forth a complete list of all orders stated in ARAPP KG's order backlog as per February 18, 2015. Except as set forth in Schedule 9.4.4, the Sellers do not have Knowledge of any facts or circumstances that any such order may be cancelled.
9.4.5	The ARAPP Companies have not been awarded any subsidies, allowances, aids and other public grants within the past 10 (ten) years.

9.4.6         Except as specified in Schedule 9.4.6 there are no inter-company agreements (e.g. cash pooling and loan agreements) between any of the ARAPP Companies on the one side and any of the Sellers or their Affiliates on the other side. Except as specified in Schedule 9.4.6 the ARAPP Companies do not provide collaterals for the liabilities of Sellers or their Affiliates.

9.4.7	Except as set forth in Schedule 9.4.7, none of the ARAPP Companies has paid any amounts in excess of EUR 25,000.00 for any asserted claims with respect to any product sold or delivered by the ARAPP Companies (collectively, the "ARAPP Products") in the last three years prior to Closing Date arising out of the non-conformity of any ARAPP Product with (i) the usual specifications for such ARAPP Product, (ii) all applicable contractual commitments or (iii) all applicable expressed and implied warranties. Except as set forth in Schedule 9.4.7, none of the ARAPP Companies has received any written notice that a customer intends to assert a claim described above against any ARAPP Company.
9.5	Assets and Liabilities.
9.5.1	Except as set forth in Schedule 9.5.1 and except for retentions of title (Eigentumsvorbehalte), similar customary contractual or statutory security interests incurred in the ordinary course of business, the ARAPP Companies hold full and unrestricted title of ownership to all fixed assets (Anlagevermögen) currently used in their respective business, and such fixed assets comprise all and only fixed assets which are required for the ARAPP Companies to carry on their respective businesses as currently carried out.
9.5.2	Subject to normal wear and tear, the plant and machinery (technische Anlagen und Maschinen) are adequate for the conduct of the current business of the ARAPP Companies.
9.5.3	All inventory (Vorräte as defined by German GAAP) which is supposed to be sold in the ordinary course of business of the ARAPP Companies is in good and usable condition and is likely to be sold at the respective market price.
9.5.4	Except as disclosed in Schedule 9.5.4 ARAPP Companies have not granted and are not obliged to grant any surety (Bürgschaft), guarantee (Garantie), comfort letter (Patronaterklärung) or assumption of debt (Schuldbeitritt) to anyone.
9.6	Real Property.
9.6.1	ARAPP KG and ARAPP GmbH are (still) the legal owners of the real property listed in Schedule 9.6.1 (the "Real Property"), which was sold to MK Immobilien GbR prior to the Closing Date. The ARAPP Companies do not own any further real property nor rights similar to real property (grundstücksgleiche Rechte), including, hereditary building rights (Erbbaurechte). No ARAPP Company is under any obligation to acquire real property or any heritable building right.
9.6.2	Except as disclosed in Schedule 9.6.2, all necessary building permits for the current use of the Real Property have been obtained.
9.6.3	ARAPP US maintains its principle place of business at 2400 Augusta Drive, Suite 285, Houston, TX 77057, USA under the lease attached hereto as Schedule 9.6.3. ARAPP US has not been sued by either the lessor or any third party on the basis of actual or alledged violations of said lease agreement. The lessor has not given written notice that he will assert claims against ARAPP US arising out of the lease maintained in Houston.

9.6.4	With respect to the Real Property no public charges for any development measures are open and no development measures have been undertaken within the last 5 (five) years prior to the Closing Date which would make such public charges likely.
9.7	Employees.
9.7.1	Schedule 9.7.1 sets forth a complete and accurate list as of the date stated of all employees of the ARAPP Companies (including, for the avoidance of doubt, the members of the management) (indicating age, severe disabilities, employer, date of employment, term-limitations, full-time or part-time, function, non-compete obligations, and annual remuneration including variable elements and other fringe benefits) as of the date stated therein.
9.7.2	Schedule 9.7.2 contains a complete and accurate list of all existing share incentive or share option schemes or other equity based employee programs, all profit sharing entitlements, bonuses, commissions and other incentive schemes.
9.7.3	The ARAPP Companies have fulfilled all payment and other obligations when due to their respective employees including managing directors or similar executives.
9.7.4	Schedule 9.7.4 contains a complete and correct list of all written agreements with works councils and other employee representative bodies, collective bargaining agreements (including firm wide collective bargaining agreements), works agreements, and general promises made to all employees (Gesamtzusagen) valid and in force at the ARAPP Companies.
9.7.5	To Sellers' Knowledge there are no claims by employees under the Employee Inventions Act (Arbeitnehmererfindungsgesetz).
9.7.6	Other than statutory pension rights (Gesetzliche Rentenversicherung) and other than disclosed in Schedule 9.7.6 no pension or retirement schemes or any other similar commitments or arrangements with any managing directors, similar executives or employees (including former employees) have been made or promised by any ARAPP Company.
9.7.7	Except as disclosed in Schedule 9.7.7 , as of the date stated therein no employee has terminated his or her employment relationship with the respective ARAPP Company in writing or has given written notice of his or her intention to terminate his or her employment relationship.

9.8	Material Agreements.
9.8.1	Schedule 9.8.1 contains a correct and complete list of the following agreements, and correctly states for each such agreement the type of agreement, parties, date and nature as well as the date of any ancillary agreements, amendments, side letters, waivers and similar documents, if any (the agreements listed or to be listed in Schedule 9.8.1 the "Material Agreements"):
•	credit agreements with any ARAPP Company as a lender or borrower in excess of EUR 10,000.00;
•	license agreements with any ARAPP Company as licensee or licensor providing for an annual license fee in excess of EUR 50,000.00;
•	real estate lease agreements with any ARAPP Company as landlord or tenant (except the lease agreements with MK Immobilien GbR as set forth in Section 6.3.3);
•	agreements with independent dealers and distributors, franchise agreements or other distribution agreements; and
•	consultancy agreements (Beraterverträge) providing for an annual remuneration in excess of EUR 25,000.00.
9.8.2	To Sellers' Knowledge the Material Agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms and no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination.
9.8.3	No commission payments or other forms of remuneration or compensation paid to sales agents were meant to serve for purposes outside the ordinary and lawful course of business. None of the ARAPP Companies have ever paid any sales agent a special compensation for extraordinary expenses or additional commissions to address competitive situations.
9.8.4	ARAPP Companies are not a party to any agreement or letter of intent directly or indirectly relating to joint ventures, consortiums, co-operations (e.g. for joint research and development, marketing or joint purchasing or distribution) or associations.

9.8.5         No ARAPP Company is a party to any agreement according to which any third party, including ARAPP Companies's employees, may claim any payment or compensation against any ARAPP Company or the Purchaser upon the consummation of this Agreement.

9.9	Intellectual Property Rights.
9.9.1	Except for the intellectual property rights listed in Schedule 9.9.1 no patents, patent applications, utility models, trademarks, design rights, business names or internet domains are registered on behalf of ARAPP Companies.
9.9.2	To Sellers' Knowledge no ARAPP Company has infringed any third party intellectual property rights nor have third parties asserted such an infringement.
9.9.3	The ARAPP Companies own, or have acquired valid rights or licenses to use, all computer hardware, software, communication systems, networks and other information technology (collectively "Information Technology") which they need in order to carry on their business as presently conducted.
9.10	Litigation.

Except as disclosed in Schedule  9.10, there is (also with respect to tax and administrative proceedings) no pending (rechtshängige) litigation, either before court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren) or otherwise, criminal proceedings or investigations or other investigations by any authority, in which an ARAPP Company is involved, either as plaintiff, defendant or otherwise, and to Sellers' Knowledge no such proceedings have been threatened.

9.11	Permits and Export Control.
9.11.1	To Sellers' Knowledge the ARAPP Companies have been granted all governmental approvals, governmental licenses and governmental permits necessary to operate their respective businesses as they are conducted as of the Closing Date. To Sellers' Knowledge all licenses and permits have been lawfully obtained and are valid and none of such licenses and permits has been revoked, modified or restricted as a whole or in part, and to Sellers' Knowledge there are no circumstances which would justify such revocation, modification or restriction in the future.
9.11.2	To Sellers' Knowledge the ARAPP Companies have not violated any applicable export regulations and foreign trade laws. To Sellers' Knowledge the products of the ARAPP Companies do not qualify as so called dual-use-products, i.e. products fit for both civil and military use, in the meaning of any applicable export law regulation, in particular (but not only) the products are, to Sellers' Knowledge, not and have never been listed on the dual-use-list as set out in Annex I to EU-Regulation 428/2009 in its currently applicable form.
9.11.3	The ARAPP Companies have never directly delivered products to Algeria, India, Iraq, Iran, Israel, Jordan, Libya, Northkorea, Korea, Pakistan, Syria or Cuba which were, to Sellers' Knowledge, meant to be used for nuclear power stations.

9.12	Restrictions and Compliance.
9.12.1	The ARAPP Companies are not subject to any restrictions, which could affect, limit or interfere with their business, assets or competition or purchase or sale of goods, neither by judgements rendered in court proceedings or administrative proceedings nor by settlements agreed upon. There is no agreement (including any proposal capable of acceptance by unilateral act of any person) or judgment, injunction, order or decree binding upon the ARAPP Companies, that would reasonably be expected to prohibit, impair or otherwise limit, whether before or after the Closing Date, (i) any business practice of the ARAPP Companies; (ii) any acquisition of property (tangible or intangible) by the ARAPP Companies; (iii) the conduct of business by the ARAPP Companies; or (iv) the freedom of the ARAPP Companies to engage in any line of business or to compete or do business with any person.
9.12.2	The ARAPP Companies have not, directly or indirectly, in connection with the business of the ARAPP Companies (i) used any funds of the ARAPP Companies for bribes (Schmiergelder) or political contributions in violation of applicable laws; or (ii) requested or accepted any bribes or other unlawful benefits.
9.13	Insurance.
9.13.1	All insurance policies are listed to in Schedule 9.13.1.
9.13.2	Except as disclosed in Schedule 9.13.2, within the last three years the ARAPP Companies have not asserted any insurance claims and no assertion of any insurance claims has been rejected.
9.13.3	The ARAPP Companies have at all times timely paid due premiums and there are no premium payments outstanding.
9.14	Taxes.
9.14.1	Each ARAPP Company has duly and timely filed in accordance with applicable law all returns, forms and other statements required to be filed by such ARAPP Company for Taxes (collectively the "Tax Returns"). No ARAPP Company is currently subject to any audit, examination or similar proceedings by any tax authority; except the tax audit of ARAPP KG and ARAPP GmbH which recently commenced.
9.14.2	All due Taxes to be paid or withheld by any ARAPP Company have been duly paid or withheld and remitted to the appropriate tax authority.
9.14.3	The term "Taxes" shall mean all direct, indirect or ancillary taxes, duties, and social security or other similar contributions imposed by any regional, national or other authority or body, and all related charges, interest, penalties, fines and expenses including, without limitation, any taxes, levies or duties within Section 3 German Tax Code (Abgabenordnung).

9.14.4	ARAPP KG and ARAPP GmbH have not paid or agreed to pay any fees or expenses payable to professional advisers acting on behalf of the Sellers in connection with the Transaction.
9.14.5	No binding rulings have been issued by tax authorities to ARAPP KG or to ARAPP GmbH which are still relevant for the Tax situation of these entities and no bindings Tax rulings have been applied for by either ARAPP KG or ARAPP GmbH.

Section 10
REMEDIES FOR BREACH OF REPRESENTATIONS

10.1	Breach; Damages. Subject to the provisions of this Section 10 and Section 14, if any representation of Sellers in Section 9 is incorrect (a "Breach"), Sellers shall put the Purchaser into the same position it would be in if the Breach had not occurred. Purchaser shall be entitled to request from Sellers that this position is provided by remediation in kind (Naturalrestitution), unless remediation in kind (i) is not permitted by the nature of the Breach or (ii) cannot be effected by Sellers with reasonable efforts. If and to the extent that (a) although Purchaser is entitled to remediation in kind, (b) remediation in kind is not permitted by the nature of the Breach or (c) remediation in kind has not been effected by Sellers within a period of one (1) month after a written request for such remediation has been made by Purchaser, Purchaser shall be entitled to request from Sellers compensation in cash (Schadensersatz in Geld) for damages (the "Damages") which Purchaser or the ARAPP Companies have suffered or incurred and would not have suffered or incurred if the representation in question were correct. The term Damages does not include indirect or consequential damages (except any expenses and costs, e.g. transport, dismantling and installation cost, accruing in the course of rectifying direct damages resulting from defective ARAPP Products, and except reasonable attorneys' and expert fees), reduction of revenues or profits, damage to good will or otherwise based on an alleged inadequacy of the Purchase Price.
10.2	Disclosure; deemed Knowledge. Purchaser shall not have a claim under Section 10.1, if and to the extent that the circumstances constituting the respective Breach (i) have been disclosed to Purchaser, its advisors or its Affiliates during the due diligence prior to the execution of this Agreement; or (ii) the Purchaser, its advisors or any of its Affiliates had Knowledge of such circumstances.
10.3	Time Limitations. Any claims of Purchaser under Section 10 with regard to the warranties under Sections 9.1 and 9.2 shall be time-barred (verjähren) with the expiration of 45 months from the Closing Date, any claims under Section 10 with regard to the warranties under Section 9.3 through 9.14 shall be time-barred (verjähren) with the expiration of 24 months from the Closing Date.

Section 11
REPRESENTATIONS OF PURCHASER

11.1	Status of Purchaser.
11.1.1	Purchaser has been duly established and validly exists as a German partnership (GmbH & Co. KG) under the laws of Germany. Purchaser is a wholly owned indirect subsidiary of Circor US.
11.1.2	All required approvals of any corporate bodies of Purchaser have been obtained.
11.1.3	This Agreement constitutes (and all other documents executed by Purchaser under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.
11.2	Remedies of Sellers. In the event that Purchaser is in breach of any representation in Section 11.1, the provisions in Section 10 shall apply mutatis mutandis. The limitation period for any claims of Sellers shall be 24 months as from the Closing Date.

Section 12
TAX INDEMNITIES

12.1	General. Subject to the provisions of this Section 12 and Section 14, the Sellers shall hold harmless (freistellen) and indemnify Purchaser from and against any Taxes imposed on the ARAPP Companies in accordance with applicable laws relating to any periods ending on or before December 31, 2014 if and to the extent that such Taxes have not been fully paid on or prior to December 31, 2014. Sellers' payment obligation pursuant to this Section 12.1 shall become due on the date on which the ARAPP Companies have paid the respective Taxes.
12.2	Limitations of Claims. Without prejudice to Section 14, Purchaser shall not have a claim under Section 12.1 if and to the extent that:
12.2.1	the ARAPP Companies are, as the result of a circumstance giving rise to the Taxes for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes (e.g. in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances); or
12.2.2	the Taxes result directly or indirectly from the transfer of the ARAPP GmbH Shares and/or the ARAPP KG Shares to the Purchaser; or

12.2.3	the Taxes result from any change in the accounting or taxation principles or practices of the ARAPP Companies (including methods of submitting Tax Returns) introduced after December 31, 2014; or
12.2.4	the Taxes result from (i) any changed interpretation of applicable tax laws by any tax authority and/or changed practice of any tax authority after the Closing Date with retroactive effect; or from (ii) legislation being introduced or amended after the Closing Date which is to restate or amend any applicable laws with retroactive effect;
12.2.5	the Taxes result from any reorganization of the ARAPP Companies after the Closing Date with retroactive effect; or
12.2.6	the Taxes result from an adjusted valuation and/or the sale of the Real Property as set forth in Sections 6.3.1 and 6.3.2.

12.3     Time Limitations. Any claims of Purchaser under this Section 12.1 shall be time-barred 6 (six) months after the final and binding assessment (formell und materiell bestandskräftige Festsetzung) of the relevant Tax.

12.4	Pensions. Other than set forth above, the Purchaser shall be entitled to claims regarding Taxes which accrue in relation to the steps set forth in Section 6.1 of this Agreement and, thus, from measures taken after December 31, 2014.

Section 13
ENVIRONMENTAL MATTERS

13.1	General. The Purchaser has inspected the Real Property and received documentation from the Sellers concerning known or suspected adverse environmental conditions.
13.2	Indemnification of Purchaser. Sellers shall fully indemnify Purchaser with respect to any obligations or disadvantages of any kind that may arise under public or private law as a consequence of any binding claims or acts of public authorities or any other third party in connection with the existence of any Environmental Damage, caused prior to the Closing Date.
13.3	Environmental Damage. "Environmental Damage" within the meaning of this Agreement includes any pollution or contamination of the built or natural environment at, on or under the Real Property, including the air therein, any underground structures, technical facilities, or any parts thereof.

13.4     Time Limitations. Any claims of Purchaser under this Section 13 shall be time-barred 6 (six) months after the relevant Environmental Damage has become apparent, but in any event after the expiration of a period of three years from the Closing Date.

13.5	Indemnification of Sellers. The Purchaser shall fully indemnify the Sellers and any of their Affiliates with respect to any obligations or disadvantages of any kind that may arise under public or private law as a consequence of any binding claims or acts of public authorities or any other third party in connection with the existence of any Environmental Damage caused after the Closing Date.

Section 14
GENERAL EXCLUSIONS AND
LIMITATIONS OF SELLERS' LIABILITY

14.1	General Exclusions. Without prejudice to other exclusions or limitations set forth in this Agreement, Purchaser shall not have a claim under Section 10.1, Section 12 or Section 13 if and to the extent that:
14.1.1	the Damages, Taxes or Environmental Damages are the result of a failure by Purchaser of its obligation to avoid or mitigate damages (Section 254 BGB); or
14.1.2	the Damages, Taxes or Environmental Damages were recorded as a liability, accrual (Rückstellung), depreciation (Abschreibung) or write-down (Wertberichtigung) in any of the ARAPP 2014 Financials; or
14.1.3	the Damages, Taxes or Environmental Damages are recoverable with reasonable efforts by a third party (including in particular an insurance company).
14.2	Third Party Claims. In the event that any third party asserts, pursues or notifies any action, claim or proceeding which may lead to the Purchaser seeking to recover from the Sellers under this Agreement (including, for the avoidance of doubt, regarding Taxes), the Purchaser shall promptly notify the Sellers' Representative thereof. The Purchaser shall give the Sellers a reasonable opportunity to participate in the defense of any action, claim or proceeding. The Purchaser shall be obliged to cooperate with the Sellers in such defense, in particular, at the Sellers' request make available to the Sellers and its advisors all relevant books, records and other information available to the Purchaser, to the extent required or appropriate in connection with the defense. The Purchaser shall not admit, settle, pay, discharge any such assessment or claim against it or any ARAPP Company without the prior written consent of the Sellers, such consent not to be unreasonably withheld – particularly if Tax payments are to be made -, in which case all claims of the Purchaser against the Sellers shall be deemed forfeited.
14.3	Joint and several Liability. The Sellers shall be liable jointly and severally.
14.4	Minimum Amounts of Liability. Sellers shall be liable for Damages or Environmental Damages only if and to the extent that:
14.4.1	such Damages or Environmental Damages exceed EUR 25,000.00 (the "De Minimis Amount"); and
14.4.2	the aggregate amount of all Damages or Environmental Damages above the De Minimis Amount exceed EUR 1,000,000.00 (the "Threshold Amount"); in case the Threshold Amount is exceeded, Purchaser shall be entitled to recovery of the amount of all Damages or Environmental Damages in excess of the Threshold Amount.

For the avoidance of doubt it is agreed that the De Minimis Amount shall not apply to Taxes and claims which result from a breach of any obligation under Section 8.1 (leakage under the locked box procedure under Section 8).

14.5	Maximum Amount of Liability. The total liability of each Seller for Damages, Taxes or Environmental Damages shall not exceed EUR 10,000,000.00 (the "Cap"), except that the Cap shall not apply to any acts of fraud or willful misconduct.
14.6	Exclusion of Other Remedies. The Parties are in agreement that the remedies provided in this Agreement shall be the exclusive remedies available to Purchaser against the Sellers and supersede any statutory warranties (kaufrechtliche Gewährleistungen) which may exist in parallel with regard to the subject-matter of this Agreement. In connection with this Agreement, in particular, without limitation, any claims against Sellers based on statutory warranties and/or other warranty rights including but not limited to (i) any right of Purchaser to rescind (zurücktreten) from this Agreement or to require the unwinding of the Transaction contemplated therein (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung); (ii) any claim for reduction of purchase price (Minderung); (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo, Sections 241 (2), 311 (2) BGB); and (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) violation of ancillary duty of care (positive Vertragsverletzung) or (vi) tort (Delikt) shall be excluded, save for any remedies of Purchaser in the event of willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung).

Section 15
NON-COMPETE/NON-SOLICITATION

15.1	Non-compete. For a period of two (2) years from the Closing Date (the "Restricted Period"), Sellers shall refrain from:
15.1.1	engaging, directly or indirectly, in any activity which is in competition with the ARAPP Companies und said ARAPP Companies' businesses (such activities the "Competing Activities") in the territories as set out in Schedule 15.1.1. The term "Competing Activities" shall mean (a) the development, production or distribution of products which are (i) identical or comparable to the products developed, produced or distributed by the ARAPP Companies in the time prior to the Closing Date, unless the development, production and distribution of such products was ceased at least two years prior to the Closing Date; or (ii) identical or comparable to the products under development on the Closing Date; as well as (b) all services of the ARAPP Companies related to such products;

15.1.2	holding, directly or indirectly, any equity interest in any legal entity engaging, directly or indirectly, in Competing Activities, except for equity interests that are held as a financial investment only, i.e. do not give the right, directly or indirectly, to control or exert material influence over the business of the respective legal entity which is deemed to be the case when Sellers hold solely or together equity interest of not more than 10% in another entity; or
15.1.3	serving as a representative for any individual person or legal entity engaging, directly or indirectly, in any Competing Activities.
15.2	Non-Solicitation. The Sellers undertake during the Restricted Period not to solicit, and to procure that no Affiliates of the Sellers solicit, any employees of the ARAPP Companies without the prior consent of the Purchaser. Nothing shall, however, prevent the Sellers or any of their Affiliates from hiring any employee:
15.2.1	who applies for any position with the Sellers or any of their Affiliate (without solicitation by the Sellers or of their Affiliates) that is advertised publicly; or
15.2.2	whose employment or position has been terminated by the ARAPP Companies for any reason after the Closing Date.
15.3	Damages. In the case of a breach by a Seller of any of the obligations set forth herein, and notwithstanding all available defenses, such Seller shall be liable to pay an amount of EUR 50,000.00 for each breach to either the Purchaser or up to the discrection of the Purchaser to the relevant ARAPP Company affected by the breach of covenant; any claim for further damages remains unaffected thereby.

Section 16
FILING WITH THE COMMERCIAL REGISTER

16.1	Subject to receipt of the Payment Confirmations, the Sellers hereby instruct the acting notary to submit without undue delay to the commercial register an updated shareholders' list of ARAPP GmbH with notarial certificates pursuant to § 40 (2) of the Limited Liability Companies Act and to submit copies of the updated lists to both the Sellers and the Purchaser.
16.2	The Sellers undertake vis-à-vis the Purchaser not to act as shareholder of ARAPP GmbH in the period between the Closing Date and the inclusion of the shareholders' list submitted to the commercial register by the notary (§ 16 (1) sentence 1 of the Limited Liability Companies Act).

Section 17
CONFIDENTIALITY

17.1	Confidentiality Undertaking. Each Party undertakes to treat, and shall procure that its Affiliates treat, Proprietary Information strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.
17.2	Proprietary Information. "Proprietary Information" shall mean the contents of (a) this Agreement, (b) any related agreements, and (c) related discussions and negotiations except for information that (i) has come into the public domain or (ii) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by either Party or its Affiliates of any confidentiality obligation owed by it.
17.3	Mandatory Disclosures. A Party may disclose Proprietary Information in particular with respect to the Transaction if and to the extent that such disclosure is mandatory pursuant to applicable law, governmental or court order, stock exchange regulations or required by any governmental, supervisory or regulatory body (including any body regulating take-overs).

Section 18
SELLERS' REPRESENTATIVE

18.1	Appointment of Sellers' Representative. The Sellers hereby appoint and authorize Seller 3 as their legal representative (the "Sellers' Representative")
18.2	Functions of Sellers' Representative. The Sellers' Representative shall have the authority to represent all Sellers collectively to deliver to, and receive from, the Purchaser any and all declarations, notices, official services (Zustellungen) and communication applicable or required under this Agreement or any other instrument or agreement concluded in connection with this Agreement or the Transaction contemplated herein.

Section 19
NOTICES

19.1	Notices. Declarations, notices and official services (Zustellungen) under this Agreement shall be made in writing and be delivered personally to the addressee or, alternatively, be sent to the addressee by mail; in the latter case, a declaration, notice oder official service (Zustellung) transmitted by facsimile shall be deemed to have been made in time for purposes of a relevant deadline if received by the addressee's fax machine in time. Any declaration, notices or official service (Zustellung) shall be addressed to:
19.1.1	in the case of the Sellers to Sellers' Representative:

Mr. Marc-Wilhelm Schroeder
Epelstraße 31,
D-51645 Gummersbach

with a copy to:

Dr. Jürgen Lüders
c/o Redeker Sellner Dahs
Willy-Brandt-Allee 11
D-53113 Bonn
Juergen.lueders@redeker.de
Fax.:+49 (228) 72625 99.

19.1.2	in the case of the Purchaser:

Arjun (J) Sharma
30 Corporate Drive, Suite 200
Burlington, MA 01803-4238 USA
aj.sharma@circor.com
Fax: +1 781 270 1296

with a copy to:

Dr. Sebastian Orthmann
c/o CMS Hasche Sigle
Stadthausbrücke 1 - 3
D-20355 Hamburg
sebastian.orthmann@cms-hs.com
Fax.:+49 (40) 376 30 40 537.

19.2	Replacement of Sellers' Representative. The Sellers shall be entitled to replace the Sellers' Representative by another person or entity by giving joint notice by all Sellers to this effect to Purchaser at Purchaser's address stated above, and the newly appointed and authorized person or entity shall be the new Sellers' Representative as of the tenth (10th) Banking Day from receipt of such notice by Purchaser.
19.3	Change of Addresses. The Parties shall be entitled to amend their addresses pursuant to Section 19.1 at any time, such change to become effective upon the tenth (10th) Banking Day from receipt of such notice by the respective other Party in accordance with Section 19.1.

Section 20
GUARANTEE OF CIRCOR US

20.1	Guarantee. Circor US herewith agrees to guarantee the payment obligations of the Purchaser under this Agreement.
20.2	Defenses. Circor US herewith waives the defenses of the benefit of discussion (Einrede der Vorausklage) and the right to rescind (Einrede der Anfechtbarkeit).

Section 21
MISCELLANEOUS

21.1	Interest on Default. Without prejudice to any other right or remedy vested in the Parties pursuant to the provisions of this Agreement or based on applicable laws, during a default (Schuldnerverzug), any due but unpaid amount hereunder shall bear interest at a rate of 10 % p.a. above the base interest rate (Basiszinssatz within the meaning of Section 247 BGB).
21.2	Costs; Fees. All costs, including fees, expenses and charges, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the Transaction contemplated herein, including, without limitation, the fees and expenses of professional advisers, shall be borne by the Party having commissioned such costs. The costs of the notarization and any transfer taxes (particularly Real Estate Transfer Taxes) shall be borne by the Purchaser.
21.3	Schedules. All Schedules to this Agreement shall be an integral part of this Agreement. In the case of a conflict between any Schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.
21.4	Entire Agreement. This Agreement comprises the entire agreement between the Parties concerning its subject matter and shall supersede all prior agreements (whether oral or written; whether binding or non-binding) made by the Parties in respect thereof.
21.5	Amendments. Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless applicable mandatory law requires otherwise.
21.6	Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.
21.7	German Terms. Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.
21.8	Language. This Agreement is made in the German language. An English translation has been prepared. Nevertheless the German text shall only be authoritative.
21.9	Assignment. Without the written consent of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party.
21.10	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany excluding the CISG, without regard to principles of conflicts of laws.

21.11	Arbitration. Any and all disputes among the Parties arising under or in connection with this Agreement or its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitration court shall consist of three arbitrators. The venue of the arbitration shall be Cologne. The language of the arbitration proceedings shall be German.
21.12	Severability. If one or more provisions of this Agreement shall be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision.

In the presence of the notary, this Deed was read out, presented, approved and signed by personal signature:

sgd. Arne Burmester	sgd. Erdinc Ünükür
sgd. R. Schröder	sgd. K. Schröder

[seal of the	sgd. M. Schröder
Notary public]	sgd. Schmitz, notary